Filed pursuant to Rule 433 Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

BMA Linked Note Due 2016

Final Term Sheet

October 19, 2006

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA- (Moody’s/S&P) based upon the Citigroup guarantee.

Offering:	BMA Linked Note Due 2016

Sole Underwriter:	Citigroup Global Markets Inc.

Principal Amount Issued:	US $ 15,000,000

Pricing Date:	October 19, 2006

Issue Date:	November 3, 2006

Maturity Date:	November 3, 2016

Interest Rate:	8.80% + 10 x (Avg 1m USD LIBOR x 65% - Avg BMA) per annum Minimum coupon is 0.0% Maximum coupon is 11.0%

1m USD LIBOR:	The 1-month USD LIBOR BBA setting on every Wednesday at 11:00am London Time as published on Reuter’s page LIBOR01. For each Wednesday where no fixing is available, the immediately preceding available fixing will be used.

Avg 1m USD LIBOR:	Weighted Average of weekly 1m USD LIBOR resets

USD BMA Swap Index:	Seven-day high-grade market index comprised of tax-exempt Variable Rate Demand Notes (VRDNs) that all have the highest short-term credit ratings (VMIG-1 or A-1+)

Avg BMA:	Weighted Average of weekly USD BMA Swap index resets

Weighted Average:	Weighted Average method of calculation is the arithmetic mean of the Relevant Rates in effect for each day in that Calculation Period or Compounding Period calculated by multiplying each Relevant Rate by the number of days such Relevant Rate is in effect, determining the sum of such products and dividing such sum by the number of days in the Calculation Period or Compounding Period

Interest Calculation Period:	Each three-month period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date

Interest Payment Date:	Quarterly on the 3rd of each February, May, August and November beginning on February 3, 2007 and ending on the Maturity Date

Day Count	30/360 Unadjusted

Payment at Maturity:	100% of the principal amount

Early Redemption:	Not applicable

Business Day:	New York and London Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products Inc

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00.

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0BC2

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.